Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Oncor Electric Delivery Company LLC

(Exact Name of Registrants as Specified in Their Charters)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	2.75% Senior Secured Notes due 2030	Rule 457(f)	$300,000,000	100%	$300,000,000	$92.70 per million	$27,810

	Debt	2.70% Senior Secured Notes due 2051	Rule 457(f)	$500,000,000	100%	$500,000,000	$92.70 per million	$46,350

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$800,000,000		$74,160

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$74,160

(1) Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.